ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                         WATERFORD STERLING CORPORATION


     Pursuant to the applicable provisions of the Nevada Business Corporations Act, Peregrine, Inc. (the "Corporation") adopts the following Article of Amendment to its Articles of Incorporation by stating the following:

     FIRST:   The  present  name  of  the  corporation  is  Waterford   Sterling
Corporation.

     SECOND: The following amendment to its Articles of Incorporation were adopted by a majority vote of the shareholders of the Corporation on December 12, 2002 in the manner prescribed by Neveda law.

     ARTICLE I is amended to read as follows:

     Name. The name of the corporation shall be: Eternal Technologies Group, Inc.

     ARTICLE IV is amended to read as follows:

     Capitalization. Following the one (1) for six (6) reverse split of the common shartes approved on December 12, 2002, the Corporation shall have authority to issue the following (a) Common Stock - 95,000,000 shares of common stock having a par value of mil ($.001). All common stock of the corporation shall be of the same class and shall have the same rights and preferences. Fully paid common stock of the corporation shall not be liable for further call or assessment. The authorized common shares shall be issued at the discretion of the Board of Directors. (b) Preferred stock - the corporation shall have the authority to issue 5,000,000 shares oif preferred stock and having a par value of one mil ($.001), with such rights, preferences and designation as to be issued in such series as determined by the Board of Directors.

     THIRD: The number of shares of the corporation outstanding and entitled to vote at the time of the adoption of this amendment was 20,887,815.

     FOURTH: The number of shares voting for this amendment was 14,594,000 (69.87%) and the number of voting against such amendment was -0-.


DATED this 12th day of December 2002


                                                WATERFORD STERLING CORPORATION

                                               By: /s/______________________
                                                   Jacob Nguyen
                                                   President

                                                  /s/________________________
                                                  Hank Vanderkam
                                                  Assistant Secretary

                                  VERIFICATION


STATE OF TEXAS           )
                         :   ss.
COUNTY OF HARRIS         )

     The undersigned being first duly sworn, deposes, and states: that the undrsigned is the Assistant Secretary of Waterford Sterling Corporation. That the undersigned has read the Articles of Amendment and knows the contents thereof and that the same contains a truthful statement of the Amendment adopted by the Board of Directors and Shareholders of the Corporation.

                                                 /s/___________________________
                                                   Hank Vanderkam
                                                   Assistant Secretary

STATE OF COLORADO       )
                        : ss
COUNTY OF ARAPAHOE      )


     Before me the undersigned Notary Public in and for the said County and State, personally appeared the President, Jacob Nguyen and Assistant Secretary Hank Vanderkam of Waterford Sterling Corporation, a Nevada corporation, and signed the foregoing Articles of Amendment as their own free and voluntary acts and deeds pursuant to a corporation resolution for the uses and purposes set forth.

     IN WITNESS WHEREOF, I have set my hand and seal this 12th day of December 2002.

                                                    ---------------------------
                                                    NOTARY PUBLIC RESIDING